UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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All Four Independent Proxy Advisors Unanimous in
Endorsing ALL Current SM&A Directors
Stockholders Urged to Vote White Proxy Card
Today In Advance of Friday’s Annual Meeting
NEWPORT BEACH, Calif. — May 20, 2008 — SM&A announced today that Dwight L. Hanger, in a letter to stockholders, reiterated the need for stockholders to vote their WHITE proxy cards today in advance of the company’s annual meeting on Friday, May 23, so current directors and management can continue executing the company’s strategic plan to enhance stockholder value.
SM&A also noted that Egan-Jones Proxy Services became the final proxy advisor to recommend that stockholders re-elect ALL nine current SM&A directors, stating in its conclusion: “We believe that the management slate of directors deserves our support.” Egan-Jones follows RiskMetrics (ISS), Glass Lewis, and PROXY Governance in supporting SM&A’s current directors, thereby rejecting the dissident slate headed by former CEO Steven Myers.
“We are very pleased that all four independent proxy advisors have now weighed in, and that they are unanimous in recommending that stockholders re-elect all nine of our current directors” Mr. Hanger said. “We appreciate their recognition of our efforts to turn SM&A away from its past, and toward a future of enhanced stockholder value.”
The following is the complete text of Mr. Hanger’s letter to stockholders:

May 19, 2008
To our SM&A stockholders:
With our annual meeting approaching Friday, I wanted to take one last opportunity to remind you how important it is for the future of your company that you vote your shares using the WHITE proxy card so your directors and management team can continue executing on our strategic plan to enhance shareholder value.
During these recent weeks, your management team and board members have met or talked personally with many of you. We appreciate you all taking the time from your busy schedules to discuss with us our strategic plan for the future as well as the reasons why electing members of the Myers slate would be disruptive and damaging to our company. I want to personally thank all of you not only for being generous with your time, but more importantly for your passion toward our company. We share a mutual desire to continue turning SM&A away from its past and toward a future of enhanced share- holder value.
As you know, Myers brought to this proxy contest a lengthy menu of empty promises and quick fixes. All of the major proxy advisory firms spent considerable time and effort attempting to answer two questions: Is a change in our board needed, and, if so, are any of the four Myers nominees the right choice as candidates?
RiskMetrics (ISS), Glass Lewis, and PROXY Governance spent countless hours listening to and ana- lyzing the Myers’ arguments, as well as assessing the qualifications of Myers and his three associates in comparison to those of your current board members and the strategic plan we have put forth and begun to execute on.
They were UNANIMOUS in their conclusions that ALL nine members of our current board be re-elected and that NONE of the Myers nominees receive a seat on your board. All REJECTED the Myers slate and endorsed ALL of your board members.
You may also have seen within the past week an unsolicited letter from some of our top managers expressing their “unqualified support” for your directors and for the management team led by President and CEO Cathy McCarthy. These are the employees who serve each day on the front lines generating business, interacting with customers and producing the record revenue results we have been achieving. They are the heart and soul of our company. Many of them worked at SM&A when Myers was CEO, and have told us that it would be a mistake for the company to return to its past by putting him in charge. They have also voiced a concern to us over the lack of receptivity for Myers among the company’s customer community.
Likewise, two of our most valuable assets—Cathy McCarthy and retired General Peter Pace—have also expressed to me in no uncertain terms that they will not work for a company in which Steven Myers exerts influence or control. A year ago at this time, General Pace was the nation’s highest ranking military officer, serving as chairman of the Joint Chiefs of Staff as part of a long, distinguished career of service to our nation. When he agreed to join us upon his retirement, he made it clear that the reason he chose SM&A was because of the quality of your board, the first-rate management team that took over last year and a sharply focused strategic plan that he can help us execute using his extraordinary depth of knowledge and contacts. We accordingly refined our strategic plan with a pivotal role for General Pace as President and CEO of SM&A Strategic Advisors. As he has told many of you directly, he will not be willing to stay on if Myers were to return or successfully place his slate of directors on the board.
We would hate to lose any of these managers and executives who are such valuable contributors to the new SM&A that is emerging from its past. But if there is a change in the composition of our board, it will trigger another round of management and board change at a time when your company is finally beginning to distance itself from its tumultuous past.
We have stood firm since this proxy contest first started in our belief that our road to the future should not involve a detour into our past. In talking to many of you these past weeks, it is clear you agree and recognize that this company does not need an individual who already had his chance and failed to deliver. What it does need is a partnership made up of stockholders, directors, managers and our employees who together are doing the kind of daily hard work that produces revenue, earnings, and, ultimately, increased shareholder value.
On behalf of the full board, thank you for your continued support.
Dwight L. Hanger
Chairman
We urge you to Vote your White Proxy Card today to
re-elect your current Board and
empower them to continue to guide SM&A to future success.
The Stockholder meeting will be on Friday, May 23, 2008 with stockholders of record as of April 9, 2008 eligible to vote.
If you have any questions or need assistance in voting, contact
MacKenzie Partners, Inc.
Toll-Free: (800) 322-2885
winsproxy@mackenziepartners.com
Please discard and do not sign any gold proxy cards sent to you by Myers.

About SM&A
SM&A is the world’s foremost management consulting firm providing leadership and mentoring solutions to PLAN for business capture, WIN competitive procurements and profitably PERFORM on the projects and programs won. Our proven processes, people and tools have delivered significant top-line and bottom-line growth across markets, products and services. From the largest aerospace and defense contractors, through the major software providers, to healthcare and financial/audit service providers, SM&A is the partner many companies turn to WHEN THEY MUST WIN.
All stockholders of SM&A are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by SM&A for use at the 2008 annual meeting of stockholders of SM&A. They contain important information regarding the election of directors and other matters. The definitive proxy statement and form of proxy have been mailed to stockholders of record of SM&A along with other relevant documents. They are available at no charge on the SEC’s website at http://www.sec.gov In addition, SM&A will provide copies of the definitive proxy statement without charge upon request.
Some statements made in this news release refer to future actions, strategies, or results that involve a number of risks and uncertainties. Any number of factors could cause actual results to differ materially from expectations, including a shift in demand for SM&A’s Competition Management and Program services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems, and research and development expenditures, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-K for the year ended December 31, 2007. Actual results may differ materially from those expressed or implied. The company does not undertake any duty to update forward-looking statements.